COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS CONNECTICUT INTERMEDIATE MUNICIPAL BOND FUND
AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND INDEX

EXHIBIT A:

            LEHMAN BROTHERS
                10-YEAR            DREYFUS CONNECTICUT
               MUNICIPAL              INTERMEDIATE
 PERIOD      BOND INDEX *          MUNICIPAL BOND FUND

6/26/92        10,000                10,000
3/31/93        10,898                10,812
3/31/94        11,205                11,205
3/31/95        12,048                11,833
3/31/96        13,116                12,672
3/31/97        13,800                13,227
3/31/98        15,233                14,372
3/31/99        16,188                15,084

* Source: Lehman Brothers